Exhibit 23.1

      INDEPENDENT AUDITORS' CONSENT



      We consent to the incorporation by reference in this Registration Statement of Louisiana-Pacific Corporation on Form S-8 of our report dated March 8, 2004, (which expresses an unqualified opinion and includes and explanatory paragraph related to the adoption of Statements of Financial Accounting Standards No. 142, "Goodwill and other Intangible Assets" and No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" on January 1, 2002, and No. 143, "Accounting for Asset Retirement Obligations" on January 1, 2003), appearing in the Annual Report on Form 10-K of Louisiana-Pacific Corporation for the year ended December 31, 2003.



      /s/ DELOITTE & TOUCHE LLP


      Nashville, Tennessee
      August 13, 2004




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